UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 26, 2015

CERULEAN PHARMA INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36395	20-4139823
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 Memorial Drive Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-9600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On June 26, 2015, Ram Sasisekharan and Robert I. Tepper resigned as directors of Cerulean Pharma Inc. (the “Company”), and the Board of Directors (the “Board”) accepted their resignations.

Election of New Director

On June 26, 2015, the Board increased the size of the Board from eight to nine directors and appointed Stuart A. Arbuckle as a director, effective immediately. Mr. Arbuckle will serve as a class I director with a term expiring at the 2018 Annual Meeting of Stockholders and as a member of the Audit Committee and the Nominating and Corporate Governance Committee. The Board has determined that Mr. Arbuckle is “independent” as contemplated by the Nasdaq Stock Market and other governing laws and applicable regulations, including Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Mr. Arbuckle, age 49, has served as the Executive Vice President and Chief Commercial Officer of Vertex Pharmaceuticals Incorporated since September 2012. Prior to joining Vertex, Mr. Arbuckle held multiple commercial leadership roles at Amgen, Inc., a biotechnology company, from July 2004 through August 2012. Mr. Arbuckle has worked in the biopharmaceuticals industry since 1986, including more than 15 years at GlaxoSmithKline plc, where he held sales and marketing roles of increasing responsibility for medicines aimed at treating respiratory, metabolic, musculoskeletal, cardiovascular and other diseases. He currently is a member of the Board of Directors of the Cancer Support Community, an international non-profit organization. Mr. Arbuckle holds a B.Sc. in pharmacology and physiology from the University of Leeds.

Mr. Arbuckle will receive compensation for his service as a non-employee director in accordance with the Company’s amended director compensation program, which is described below, including the award of a one-time nonqualified stock option under the Company’s 2014 Stock Incentive Plan to purchase 22,000 shares of the Company’s common stock (“Common Stock”). The stock option was granted by the Board on June 26, 2015 and has an exercise price of $4.78 per share, which was equal to the closing price of the Common Stock on the NASDAQ Global Market on such grant date. This option will vest in equal annual installments over a three-year period measured from the date of grant.

Mr. Arbuckle has entered into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially similar to the form of indemnification agreement that the Company has entered into with its other directors and provides that the Company will indemnify Mr. Arbuckle for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director.

Amendments to Director Compensation Policy

On June 26, 2015, the Board approved certain amendments to the Company’s policy for the compensation of its non-employee directors. The changes to the director equity compensation were effective immediately upon approval by the Board, and the changes to director cash compensation were effective as of July 1, 2015. Following the amendments, the Company’s director compensation policy consists of the following:

•	each non-employee director will receive, on an annual basis, a cash retainer of $35,000;

•	each non-employee director who has then served on the Board for at least six months will receive, on the date of the first Board meeting held after each year’s annual meeting of stockholders, an option to purchase 11,000 shares of Common Stock, which shall vest in full on the earlier of the first anniversary of the grant date or immediately prior to the first annual meeting of stockholders occurring after the grant date;

•	the chairman of the Board, if a non-employee director, will receive an additional cash retainer of $30,000;

•	each non-employee director who serves on the audit committee will receive a cash retainer of $7,500 per year ($15,000 for the chair);

•	each non-employee director who serves on the compensation committee will receive a cash retainer of $5,000 per year ($10,000 for the chair);

•	each non-employee director who serves on the nominating and corporate governance committee will receive a cash retainer of $3,500 per year ($7,000 for the chair);

•	each non-employee director who serves on the clinical advisory committee will receive a cash retainer of $10,000 per year ($20,000 for the chair); and

•	each non-employee director elected to the Board will receive a one-time award of an option to purchase 22,000 shares of Common Stock, which shall vest in three equal annual installments.

In addition, the Company will continue to reimburse its non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders on June 26, 2015. The following is a summary of the matters voted on by the Company’s stockholders at that meeting.

1.	The Company’s stockholders elected Christopher D. T. Guiffre and Susan L. Kelley as class I directors to serve until the 2018 Annual Meeting of Stockholders, each such director to hold office until his or her successor has been duly elected and qualified. The results of the stockholders’ vote with respect to the election of such class I directors were as follows:

Nominee	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
Christopher D. T. Guiffre	18,028,934	5,800	8,940	4,793,377
Susan L. Kelley	17,795,434	5,800	242,440	4,793,377

2.	The Company’s stockholders ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year. The results of the stockholders’ vote with respect to such ratification were as follows:

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
22,770,153	6,319	60,579	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERULEAN PHARMA INC.

Date: July 2, 2015	By:	/s/ Christopher D. T. Guiffre

Christopher D. T. Guiffre
President and Chief Executive Officer